Exhibit 10.1

LICENSE AGREEMENT FOR COUNTRY OF INDIA

THIS AGREEMENT (the "Agreement") is entered into as of this 30th day of December, 2008, by and between

W2 ENERGY, INC., a corporation organized and existing under the laws of the State of Nevada, United States of America, with its head office located at 26 Densley Avenue, Toronto, Ontario M6M 2R1 (“Licensor”)

and

Alpha Renewable Energy LLC, a limited liability company organized and existing under the laws of the State of Georgia, United States of America, with its head office located at 3434 Browns Mill Road, Atlanta, Georgia 30354 (“Licensee”) with respect to the following facts:

R E C I T A L S

A.            Licensor and its affiliates have special knowledge, expertise, “know how” and intellectual property rights, including but not limited to:

(I)  special knowledge, expertise "know how" and ownership of that certain Patent No: ______________ relating to, among other things, the creation synthetic diesel and electricity from biomass, a proprietary Plasma Reactor, and the GTL reactor;

(II)  special knowledge, expertise "know how" and ownership of that certain trade secret for its propertiory small electrical generating systems (“SEGS”) using its unique, efficient, economical and environmentally safe and friendly technologies; and

(III)  future developments including special knowledge, expertise, and "know how," including enhancements, revisions, and improvements, to existing technology and processes and patents, trade secrets, and intellectual property of every description relating to items identified in (I), (II), and (III) above (collectively, the “Technology”) developed subsequent to the date hereof and during the period of effectiveness of this Agreement.

B.             Licensee desires to acquire such rights and knowledge from Licensor and to exploit the market and promote the Technology in the Licensed Jurisdiction as set forth herein.  Licensee:

(I)    has special knowledge of and access to the market in the Licensed Jurisdiction;

(II)   has the ability and desire to manufacture and market in the Licensed Jurisdiction;

(III)  has a desire to learn and provide after-sales services and maintain enough technician staff for repairs when needed; and

(IV)  has a desire to operate the plants in his ownership as well.

A G R E E M E N T

NOW, THEREFORE, in consideration of their mutual promises, Licensor and Licensee agree as follows:

I.  DEFINITIONS

A.            The term "Licensed Jurisdiction" shall mean that geographical area of the country of India only.

B.             The term "Symbols" shall mean the various emblems, logos, trademarks, trade names, insignias, service marks, and other artistic works denoting or identifying the Technology and services of Licensor, which the Licensee shall have the right to use under and pursuant to this License.

C.             The term "Technology" shall mean the proprietary information; processes, data, know-how and inventions described in Recital A(III) above as well as all reissues and extensions of any said patent and patent application, and any improvements.

D.             The term "Effective Date" shall be the date on which the two parties have signed this Agreement.

E.             The term "Authorized Contract Manufacturer” means a third party manufacturer located in the Licensed Jurisdiction that (a) has entered into a written agreement with Licensee, or a new company located in India (a “India Newco”) that contains confidentiality and other provisions protecting Licensor and it’s Technology and improvements in a manner no less restrictive than this Agreement, and (b) to whom Licensee or India Newco will release only information that is necessary to manufacture that particular part.

II.  LICENSE

A.            Grant of License

1.  Licensor hereby grants to Licensee, for the term of this Agreement, subject to the terms and conditions herein, and the Licensee hereby accepts the exclusive right to:

(a)  Manufacture, market and promote the use of the Technology in the Licensed Jurisdiction;

(b)  Licensee may manufacture and sell equipment incorporating the Technology to purchasers outside of the Licensed Jurisdiction but such sales will be made through W2 Energy, Inc. or a joint venture company set up by Licensor and Licensee.

2. Licensee may use the services of an Authorized Contract Manufacturer located in the Licensed Jurisdiction provided (a) the Authorized Contract Manufacturer shall have agreed in writing to be bound by the provisions of this Agreement to the same manner and extent as Licensee in protecting Licensor and it’s Technology and improvements in a manner no less restrictive than this Agreement, and (b) Licensee or India Newco will only release the information that is necessary to manufacture only that part pursuant to a strict non-disclosure agreement on Government of India stamp paper.

3. Except as otherwise permitted herein, Licensee agrees not to directly or indirectly manufacture, market, sell or use any of the Technology outside the Licensed Jurisdiction or in any manner not expressly authorized, permitted or contemplated herein.

B.             Licensor's Duties

1.  The Licensor is the owner of the Technology and has the authority to grant the license to Licensee to manufacture, produce, assemble and sell the Technology and ancillary equipment.

(a)  Licensor is to supply preliminary drawings and engineering details on the plants and equipment, which have been built by or built for Licensor.  Licensee will convert the drawings and prepare detailed engineering drawings in metric dimensions at Licensee’s expense.

(b)  Licensor will review the first drawings and, as appropriate, approve them for use in production.

2.  Notwithstanding the foregoing, the drawings shall be and remain the property of Licensor.  The use of the drawings by Licensee shall be governed in all respects by this Agreement.  Licensor shall use the drawings in whatever manner it deems appropriate or advisable provided that such use does not interfere directly or indirectly with Licensee's permitted activities pursuant to this agreement.

3.  Licensor’s grant of this License to Licensee is, except as otherwise provided herein, exclusive, and irrevocable to manufacture, market, sell, install, and operate the Technology and ancillary equipment in the Licensed Jurisdiction, subject only to the terms, conditions and provisions of this Agreement.

C.             License Conditions.  The aforesaid rights are granted on the conditions set forth below.  The failure of Licensee to observe any one of the conditions shall be both a material breach of this Agreement and a revocation of the rights granted hereunder.

1.  All equipment incorporating the Technology shall be:

(a)  Constructed in accordance with the plans and drawings then available;

(b)  Comply with all local laws, regulations and restrictions regarding its construction, deployment and use; and

(c)  Utilize only materials and fabrication practices and techniques approved by Industry standard.

2.  Licensee shall at all times perform its duties, discharge its obligations, and comply with all the terms and conditions, including the obligation to pay money.  Licensee shall pay promptly all amounts due to Licensor hereunder.

D.            LICENSE FEE; ROYALTY

1.  As remuneration for the rights granted under Article II and the benefits of Licensor's scientific research activities and services to be rendered under Article II.B, Licensee agrees to pay Licensor upon execution and delivery of this Agreement, a license fee of U.S. $500,000.00 (Five Hundred Thousand Dollars) to be paid as follows:

(a)  $100,000.00 upon signing of this Agreement;

(b)  $100,000.00 upon delivery of the manufacturing drawings and plans;

(c)  $100,000.00  upon the start of production;

(d)  $100,000.00 within 12 months from the start of production; and

(e)  $100,000.00 within 24 months from the start of production.

2.  As additional consideration for the rights granted hereunder, Licensee agrees to pay a royalty on the sale or deployment of each item of equipment incorporating the Technology as follows:

(a)  year one to year 10: 6% of gross annual sales;

(b)  Any renewal term: 6% of gross annual sales.

3.  This Agreement will be automatically renewed for another 10 years upon the herein provided terms and conditions, if the Licensee is not in default under any of the terms or conditions set forth in this Agreement and is current with all royalty payments.

4.  Royalties due under subparagraph II.D shall be calculated and paid monthly within 15 days after the close of each calendar month.  Licensee shall furnish to Licensor a statement in the form provided by Licensor certified by an officer of Licensee and India Newco.

5.  Licensor may, in its discretion, conduct an audit of Licensee's operations including books and records related thereto no more than once in any 12 month period during the initial term or any renewal term of this Agreement.  Licensor shall notify Licensee of the time(s) and place(s) of such audit and Licensee shall have the right to have a representative present during the audit.

6.  Within sixty (60) days after the termination of each calendar year during the term of this Agreement, Licensee shall provide Licensor with a final statement, certified by an independent certified public accountant, of Licensee's sales and deployments during the prior year along with any payment of unpaid royalties due on the basis of said certification.  The Licensee agrees to supply such other data to Licensor and give Licensor or its agent or designee such access to its records as Licensor may reasonably request for verification by Licensor of the gross sales and royalty computations.  If said verification results in a finding that the aforesaid final statement submitted by Licensee understated the royalties due on gross sales for the period in question by three percent (3%) or more, Licensee will pay Licensor's costs of conducting the verification, whether by certified public accountant or otherwise, as well as any royalties found to be due to Licensor.  Licensee will not be responsible to pay the cost of verification if audit results are substantially the same as reported by Licensee.

 7.  If Licensee is not able or refuses to prepare and forward monthly reports to Licensor as required by Paragraph II.D.4 or annual reports as required by Paragraph II.D.6 above, Licensor shall have the right to send a representative to Licensee's facility to prepare such reports and Licensee hereby agrees to pay the reasonable expenses of Licensor's representative in preparing such reports.

8.  Licensor will notify Licensee within 60 days of receiving the sales report if any more clarification is required.

9.  Time is of the essence.  Any late payments shall be subject to a late payment charge of one and one-half percent (1- 1/2%) per month.

E.             Registrations and Infringement Actions

1.  Licensed Jurisdiction Filings and Registrations.  Licensee shall at its own expense file with the appropriate administrative agencies of the Licensed Jurisdiction, patent, trademark, service mark and copyright applications.  The parties shall assist each other in making any other filings or applications with jurisdictions in the Licensed Jurisdiction which either party deems advisable to protect the Technology from infringement by unauthorized persons or entities.

2.  Licensed Jurisdiction Patent Infringement Actions.

(a)  Licensee shall promptly advise Licensor of any claim or suit made or brought against Licensee or its affiliates for patent infringement based on Licensee's manufacture, construction or operation of the Technology licensed hereunder.  If such manufacture, construction or operation is in strict accordance with design, specifications and know-how provided by Licensor and incorporated in the Technology, then Licensor shall defend, indemnify and hold Licensee free and harmless from all such claims, and shall reimburse Licensee for its expenses and any damages or other sums that may be assessed in or become payable under any final decree or judgment by any court to the extent of Licensee’s manufacture, construction or operation referred to above.

(b)  In any such claim or suit Licensor shall have charge and direction of the defense; Licensee shall render all reasonable assistance that may be required and Licensee shall have the right to be represented at its own expense by advisory counsel of its own selection.  Neither Licensor nor Licensee shall settle or compromise any such suit without the consent of the other if the settlement or compromise obligates the other to make any payments or part with any property or assume any obligation or grant any license or other rights or be subject to any injunction by reason of such settlement or compromise.

(c)  In the event that any claim or suit as defined above is brought against Licensee then Licensor shall have the right at its own expense to make changes in the Technology but only in the event such change would avoid the infringement and would not affect unfavorably the design performance of equipment incorporating the Technology.

III. EXCHANGE OF EXPERIENCE AND TECHNICAL INFORMATION

1.  During the term of this Agreement, the two parties undertake to mutually exchange, without cost, any experience, technical information, know-how, improvements and inventions related to the Technology, patentable or not, that they may acquire without payment to a third party.  It is understood that either party will advise the other party of improvements acquired without any obligation of payment to a third party.

2.  All of the information on experience, technical information, know-now, improvements and inventions referred to in this Article III shall be subject to and treated confidentially in accordance with the confidentiality provisions of Article V hereof.

IV.“MOST FAVORED NATION”

If, within seven years from the Effective Date, Licensor shall grant to another party anywhere in the world under circumstances comparable to Licensee, a license to manufacture, market, and sell the Technology, on more favorable license fee or royalty terms than specified in this Agreement, then Licensor shall promptly notify Licensee in writing of the terms of said license and Licensee shall, at its election, be entitled to the benefit of such more favorable license fee or royalty terms.  This benefit shall apply only to operations subsequent to the effective date of granting said more favorable license, and only while said more favorable license fee or royalty terms are available to the other party, and only upon Licensee accepting all other less favorable terms which may have accompanied the more favorable license fee or royalty terms.  Licensee shall not be entitled to the return of any license fee or royalty previously paid.

V. CONFIDENTIALITY

1.  During the term of this Agreement, and for a period of ten (10) years thereafter, Licensee shall hold in strict confidence all technical information and data pertaining to the Technology supplied by Licensor, the Third Party Manufacturer, if any, and shall use it only for the purpose of permitted activities hereunder.  Licensee shall exercise all reasonable efforts including the execution of individual confidentiality agreements with its employees, agents and representatives to prevent the disclosure of such information to others.

2.  In those instances where such disclosure is necessary in the construction, alteration, operation, maintenance or repair of equipment, Licensee shall exercise all reasonable efforts to ensure that the disclosure is made only for such purpose and only to a third party which has entered into an agreement with Licensee requiring said third party to maintain the disclosure in confidence and to limit the use of said information to the purposes provided for herein.

3.  The foregoing provisions shall not apply to information which becomes part of the public domain through no fault, action or inaction on the part of Licensee or which is obtained by the Licensee from another sources.

VI. TERM AND TERMINATION

1.  Term.

This Agreement shall become effective on the Effective Date, shall remain in effect for ten (10) years and subject to the provisions of section VI.B, automatically renew for ten (10) more years if not in default on either side.

2.  Termination.

(a)  If Licensee becomes subject to any of the following events the license hereby granted shall automatically terminate forthwith without any notice whatsoever being necessary:

(i)  Licensee becomes insolvent as defined in the applicable laws of the Licensed Jurisdiction, admits in writing its insolvency or its present or prospective inability to pay its debts as they become due, is unable to or does not pay all or any material portion (in number or dollar amount) of its debts as they become due, permits or suffers a judgment to exist against it (unless enforcement thereof is stayed pending appeal), makes or proposes an assignment for the benefit of creditors, convenes or proposes to convene a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition or commences, has commenced against it or proposes to commence any bankruptcy, reorganization or insolvency  proceeding, or other proceeding under any federal, state or other law  for the relief of debtors;

(ii)  Any receiver, trustee or custodian is appointed to take possession of all or any substantial portion of the  assets of Licensee, or any committee of Licensee's creditors, or any class thereof, is formed for the purpose of monitoring or investigating the financial affairs of Licensee or enforcing such creditors' rights; or

(iii)  Licensee ceases to conduct its business as the same is now contemplated in the ordinary course of its business.

3.  In the event this license is so terminated, Licensee, its receivers, representative, trustees, agents, administrators, successors and/or assigns shall have no right to sell, exploit or in any way deal with or in the Technology except with and under the special consent and instructions of Licensor, in writing, which Licensee shall be obligated to follow.

4.  If Licensee shall breach any representation, warranty or any of its obligations under the terms of this Agreement, including, but not limited to, the obligation to make timely payment of all sums payable to Licensor hereunder, if such breach is not cured by Licensee within sixty (60) days after notice of breach by Licensor, Licensor shall have the immediate right to terminate the license hereby granted upon delivery of written notice to Licensee.  Notwithstanding the above, if Licensee uses the Technology in an unauthorized manner, Licensor shall have the immediate right to terminate this Agreement upon delivery of written notice of such termination to Licensee.

5.  In the event of termination of this Agreement by Licensor, Licensor shall not enter into a License Agreement with any of Licensee's contractors or sub-contractors or their affiliated companies for the manufacture, marketing, or sale of the Technology.

VII. GENERAL

1.  Assignment. This Agreement can be assigned by Licensee without the prior permission of Licensor to India Newco, or any successor company controlled by, controlling, or under common control with Licensee, provided that at least 51% of the equity interest in the ultimate controlling entity shall be owned directly by Licensee.

 2.  Arbitration.  Any dispute between the parties arising under or related to this Agreement shall be resolved by arbitration, which shall be held in Atlanta, Georgia and conducted in accordance with the Rules of the American Arbitration Association.  Each party shall bear its own expenses of the arbitration, except that the arbitrator's fees and costs shall be borne equally by the parties.

3.  Severability.  The determination that any provision of this Agreement is invalid or unenforceable shall not invalidate this Agreement, all of said provisions being inserted conditionally on their being considered legally valid, and this Agreement shall be construed and performed in all respects as if such invalid or unenforceable provision(s) were omitted.

4.  Insurance. Licensee will be responsible to insure its operation according to the rules of Government of India or according to the system of insurance practice in similar industries in India.

5.  Waiver.  Failure or inability of either party to enforce any right hereunder shall not waive any right with respect to any other or future rights or occurrences.

6.  Headings.  The headings herein are for reference only and shall not affect the construction of this Agreement.

7.  Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject hereof and supersedes all prior or contemporaneous agreements, understanding and communication, whether written or oral.  This Agreement may be amended only by a writing signed by both parties.

8.  Notice.  All notices which are required or permitted to be given pursuant to the terms of this Agreement will be in writing and will be sufficient in all respects if given in writing and delivered personally or by overnight service with tracking capability as follows:

     If to Licensor:

W2 Energy, Inc.
26 Densley Ave.
Toronto, Ontario M6M 2R1

     If to Licensee:

Alpha Renewable Energy LLC
3434 Browns Mill Road
Atlanta, GA 30354

9.  Good Faith. Licensee and Licensor agree to cooperate under this Agreement in good faith and shall exercise all reasonable efforts to avoid disadvantages for the other party.  Should unexpectedly any disagreement or disputes result from this Agreement both parties will do their best to settle such problems amicably.  If this is not possible, the matter shall be decided by arbitration according to Article VIII.B hereof.

10.  Indemnification.  Licensee shall indemnify Licensor and hold Licensor harmless from and against any obligation, cost, expense, liability or claims of whatever kind or nature, demanded, asserted or claimed against Licensor whether in contract or tort, relating to or arising out of or due to the Licensee’s operation and doing in relation to operation of Licensee or India Newco.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the dates set forth below opposite their names.

LICENSOR
W2 Energy, Inc.

By:	/s/ Michael McLaren

Name:	Michael McLaren

Title:	CEO

Date:	Dec 30, 2008

LICENSEE
Alpha Renewable Energy LLC

By:	/s/ Ashwin Patel

Name:	Ashwin Patel

Title:	President

Date:	Dec 30th, 2008